Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Transocean Ltd. for the registration of shares of Transocean Ltd. and to the incorporation by reference therein of our reports dated February 22, 2023, with respect to the consolidated financial statements and financial statement schedule of Transocean Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Transocean Ltd. and subsidiaries, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission of the United States.

/s/ Ernst & Young

Houston, Texas

September 1, 2023